UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 9, 2012

CHINA AUTO LOGISTICS INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-52625	20-2574314
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Floor 1 FTZ International Auto Mall
86 Tianbao Avenue, Free Trade Zone
Tianjin Province, The People’s Republic of China  300461
(Address of principal executive offices)

Registrant’s telephone number, including area code: (86) 22-2576-2771

_________

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act   (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act   (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On October 9, 2012, China Auto Logistics Inc. (the “Company”) filed a Certificate of Amendment to its Articles of Incorporation (the “Certificate of Amendment”), to effect a reverse stock split (the “Reverse Stock Split”) of the Company’s outstanding common stock, par value $0.001 per share (the “Common Stock”), at an exchange ratio of 1-for-6.  The Company’s stockholders, at a Special Meeting of Stockholders held on September 4, 2012, authorized the Company’s Board of Directors (the “Board”) to effect a reverse stock split at a ratio of up to and including 1-for-6 with the exact ratio and effective date to be determined by the Board.  A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

As a result of the Reverse Stock Split, every six (6) shares of the Company’s issued and outstanding Common Stock were combined into one (1) share of Common Stock, par value, $0.001 per share.  Any fraction of a share of Common Stock that would otherwise have resulted from the Reverse Stock Split will rounded up to the next whole share.  There will be no change to the authorized shares of Common Stock of the Company as a result of the Reverse Stock Split.

Trading of the Company’s Common Stock on The Nasdaq Global Market (“Nasdaq”) will continue, on a Reverse Stock Split-adjusted basis, under the symbol “CALI”.  The new CUSIP number for the Company’s Common Stock following the Reverse Stock Split is 16936J 202.

Corporate Stock Transfer, the Company’s Transfer Agent, will act as Exchange Agent for the Reverse Stock Split.  Transmittal letters will be provided to registered holders of the Company’s Common Stock providing appropriate instructions.

The primary objective of the Reverse Stock Split is to maintain the Company’s listing on Nasdaq by regaining compliance with the minimum bid price listing requirement.

On October 9, 2012, the Company issued a press release announcing the Reverse Stock Split.  A copy of the press release is furnished herewith and attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

Exhibit Number	Description

3.1	Certificate of Amendment

99.1	Press Release dated October 9, 2012

SIGNATURE PAGE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2012

CHINA AUTO LOGISTICS INC.

By:	/s/ Tong Shiping
Name:	Tong Shiping
Title:	President and Chief Executive Officer